POWER OF ATTORNEY
The undersigned an Officer of Prudential Short
Duration High Yield Fund, Inc. and Prudential Global Short Duration High Yield Fund, Inc.,hereby constitute, appoint and authorize each of, Andrew French, Claudia DiGiacomo, Deborah
A. Docs, Raymond OHara, Amanda Ryan, and
Jonathan D. Shain, as true and lawful agents and attorneys-in-fact, to sign, execute and deliver on his or her behalf in the appropriate capacities indicated, any registration statements of the Funds on the appropriate forms, any and all amendments thereto (including pre- and post-effective amendments), and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5, as appropriate, to file the same, with all exhibits thereto, with the U.S. Securities and Exchange Commission
(the "SEC") and the securities regulators of appropriate states and territories, and generally to do all such things in his or her name and behalf in connection therewith as said attorney-in-fact deems necessary or appropriate to comply with the provisions of the Securities Act of 1933, section 16(a) of the Securities Exchange Act of 1934 and the Investment
Company Act of 1940, all related requirements of the SEC and all requirements of appropriate states and territories.
The undersigned do hereby give to said agents and attorneys -in-fact full power and authority to act in these premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in-fact would have if personally acting. The undersigned do hereby approve, ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

\s\Bruce Karpati
Bruce Karpati

Dated: June 18, 2013